Exhibit 107.1

Form S-8

(Form Type)

XYLEM INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.01 par value per share, to be issued under the Amended and Restated Evoqua Water Technologies Corp. 2017 Equity Incentive Plan (the “2017 Plan”)	Other(2)	2,000,000	$103.62(2)	$207,240,000.00(2)	$110.20 per $1,000,000	$22,837.85

Equity	Common Stock, $0.01 par value per share, to be issued under the EWT Holdings I Corp. Stock Option Plan (the “Option Plan”)	Other(2)	700,000	$103.62(2)	$72,534,000.00(2)	$110.20 per $1,000,000	$7,993.25

Total Offering Amounts					$279,774,000.00		$30,831.10

Total Fee Offsets							$0.00

Net Fee Due							$30,831.10

(1)

Pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”), also covers any additional shares of Common Stock, par value of $0.01 per share (“Common Stock”) of Xylem Inc. in respect of the securities identified in the above table that may become issuable through the 2017 Plan and the Option Plan as a result of any stock dividend, stock split, recapitalization or other similar transactions.

(2)

Estimated solely for the purpose of determining the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act. The proposed maximum offering price per share, maximum aggregate offering price and registration fee are based on a price of $103.62 per share of Common Stock, which price is an average of the high and low sales prices of the Common Stock as reported on the New York Stock Exchange on May 18, 2023.